Exhibit A

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

In accordance with Rule 13d-1(k), the undersigned acknowledge and agree that only one statement on Schedule 13D, constituting (i) Amendment No. 1 (this “Amendment”) to the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on March 18, 2021 (the “Original Schedule 13D”, as further amended and supplemented by this Amendment, the “Schedule 13D”) by Edens Family Holdings LLC with respect to the shares of Class A common stock (“Class A Shares”) of New Fortress Energy Inc., a Delaware corporation (the “Issuer”), and (ii) the initial Schedule 13D filing by Lynn M. Edens with respect to the Class A Shares, and any further amendments thereto, need be filed with respect to each of the undersigned’s beneficial ownership of Class A Shares, and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: June 14, 2021

By:	/s/ Lynn M. Edens
Name:	Lynn M. Edens

Edens Family Holdings LLC

By:	/s/ Lynn M. Edens
Name:	Lynn M. Edens
Title:	Member